As filed with the Securities and Exchange Commission on March 25, 2010

Registration No. 333-132941
Registration No. 333-54788
Registration No. 33-96146
Registration No. 33-94930
Registration No. 33-91894
Registration No. 33-89172
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-132941
Post-Effective Amendment No. 1 to Form S 8 Registration Statement No. 333-54788
Post-Effective Amendment No. 1 to Form S 8 Registration Statement No. 33-96146
Post-Effective Amendment No. 1 to Form S 8 Registration Statement No. 33-94930
Post-Effective Amendment No. 1 to Form S 8 Registration Statement No. 33-91894
Post-Effective Amendment No. 1 to Form S 8 Registration Statement No. 33-89172

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

BOSS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other Jurisdiction of Incorporation or Organization)	58-1972066 (IRS Employer Identification No.)

1221 Page Street Kewanee, Illinois (Address of Principal Executive Offices)	61443 (Zip Code)

Boss Holdings, Inc. 2004 Stock Incentive Plan
Boss Holdings, Inc. 1998 Incentive Stock Option Plan
Boss Holdings, Inc. 1998 Non-Employee Director Stock Option Plan
Vista 2000, Inc. Employee Stock Purchase Plan
Vista 2000, Inc. 1993 Incentive Stock Option Plan
Vista 2000, Inc. 1993 Nonemployee Director Stock Option Plan
(Full Title of the Plans)

G. Louis Graziadio III
Chairman of the Board, President and Chief Executive Officer
Boss Holdings, Inc.
1221 Page Street
Kewanee, Illinois  61443
(Name and Address of Agent for Service)

(309) 852 2131
(Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐        Accelerated filer  ☐         Non-accelerated filer ☐    Smaller reporting company ☒
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) (note that the share numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim):

Registration Statement on Form S-8 (File No. 333-132941) registering 150,000 shares of Boss Holdings, Inc. (the “Company”) common stock, par value $0.25 per share (the “Common Stock”), for the Boss Holdings, Inc. 2004 Stock Incentive Plan.

Registration Statement on Form S-8 (File No. 333-54788) registering 425,000 shares of Common Stock for the Boss Holdings, Inc. 1998 Incentive Stock Option Plan and the Boss Holdings, Inc. 1998 Non-Employee Director Stock Option Plan.

Registration Statement on Form S-8 (File No. 33-96146) registering 750,000 shares of Common Stock for the Vista 2000, Inc. 1993 Incentive Stock Option Plan.

Registration Statement on Form S-8 (File No. 33-94930) registering 800,000 shares of Common Stock for the Vista 2000, Inc. Employee Stock Purchase Plan.

Registration Statement on Form S-8 (File No. 33-91894) registering 80,000 shares of Common Stock for the Vista 2000, Inc. 1993 Incentive Stock Option Plan and the Vista 2000, Inc. 1993 Nonemployee Director Stock Option Plan.

Registration Statement on Form S-8 (File No. 33-89172) registering 900,000 shares of Common Stock for the Vista 2000, Inc. 1993 Incentive Stock Option Plan and the Vista 2000, Inc. 1993 Nonemployee Director Stock Option Plan.

The Company intends to deregister its Common Stock under Sections 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), through the filing of a Form 15. Because the Company will no longer be filing reports pursuant to the Exchange Act, the Company is deregistering the remaining securities registered but unsold under the Registration Statements, if any, in accordance with an undertaking made by the Company in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering.

[Signature page follows]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in St. Louis, Missouri, on March 25, 2010.

BOSS HOLDINGS, INC.

By: /s/ James F. Sanders
James F. Sanders
Corporate Secretary